Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA:
	Heidi Barker	630-623-3791
11/3/10
INVESTORS:
	Mary Kay Shaw	630-623-7559

McDONALD’S ANNOUNCES DENIS HENNEQUIN TO RESIGN

AS PRESIDENT OF McDONALD’S EUROPE

OAK BROOK, IL - McDonald’s Corporation today announced that Denis Hennequin will resign as President of McDonald’s Europe to become Chief Executive Officer of the Accor Hotel Group. He leaves his McDonald’s position effective November 30, 2010.

As President of McDonald’s Europe, Hennequin was responsible for more than 6,800 McDonald’s restaurants in 39 European countries, which generated $9.3 billion in revenues for McDonald’s in 2009.

“Denis’ leadership made a tangible difference in our key segment of Europe,” said McDonald’s Chief Executive Officer Jim Skinner. “The European team’s dedication to our Plan to Win business strategy elevated the restaurant experience for our customers. We wish Denis well in his new role at Accor.”

“We appreciate Denis’ energy and passion for our Brand,” said Don Thompson, McDonald’s President and Chief Operating Officer. “Our customers and our crew in Europe will continue to benefit from the momentum he helped to drive.”

Hennequin began his career at McDonald’s in 1984 as an Assistant Store Manager, assuming various responsibilities in field service. In 1996, Hennequin was appointed President and Managing Director for McDonald’s France, and was subsequently appointed as Executive Vice President for McDonald’s Europe, before becoming President in 2005.

Skinner said, “A succession plan for McDonald’s Europe is in place and a new leader will be named in the near future.”

McDonald’s is the world’s leading global foodservice retailer with more than 32,000 locations serving 60 million customers in more than 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

To learn more about the company, please visit www.aboutmcdonalds.com and follow us on Facebook (www.facebook.com/aboutmcdonalds) and Twitter (http://www.twitter.com/mcdonaldscorp)

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